SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Urologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Urologix, Inc.

14405 21st Avenue North

Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 11, 2008

TO THE SHAREHOLDERS OF

UROLOGIX, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 11, 2008 at 10:30 a.m., local time, for the following purposes:

1.	To elect two (2) directors to hold office for a term of three years or until their respective successors have been elected and shall qualify;

2.	To ratify and approve the appointment of KPMG LLP as independent auditors for Urologix, Inc. for the fiscal year ending June 30, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The board of directors has fixed October 2, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Mitchell Dann, Chairman

Minneapolis, Minnesota

October 9, 2008

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

i

Urologix, Inc.

14405 21st Avenue North

Minneapolis, Minnesota 55447

PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is furnished to the shareholders of Urologix, Inc. in connection with the Annual Meeting of Shareholders to be held on November 11, 2008 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to our shareholders commenced on or about October 9, 2008.

Cost and Method of Solicitation

This solicitation of proxies to be voted at this 2008 Annual Meeting of Shareholders is being made by our board of directors. The cost of this solicitation of proxies will be borne by Urologix. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and we will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the meeting as of October 2, 2008 consisted of 14,463,350 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on October 2, 2008 will be entitled to vote at this Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at this 2008 Annual Meeting of Shareholders, must be present, in person or by proxy, before action may be taken at the meeting.

A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. Each other proposal presented at this Annual Meeting will be approved by the affirmative vote of the holders of a majority of shares of common stock present at this Annual Meeting, either in person or by proxy, and entitled to vote.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

So far as our management is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Controller of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 14405 21st Avenue North, Minneapolis, Minnesota 55447, and our telephone number is (763) 475-1400.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2008 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our board of directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time for any purpose and may be called by the chairman of our board, our chief executive officer, our chief financial officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2009 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole board at any meeting. The authority of the board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the board. Additionally, the board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY

PRINCIPAL HOLDERS AND MANAGEMENT

The following table includes information as of October 2, 2008, except as noted, concerning the beneficial ownership of our common stock by (i) the only shareholders known to us to hold five percent or more of our common stock, (ii) each of our directors and nominees to our board, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers of Urologix as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 14405 21st Avenue North, Minneapolis, MN 55447.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned
Perkins Capital Management, Inc. (2) 730 East Lake Street Wayzata, MN 55391	1,454,450	10.0%
BlueLine Partners, L.L.C. (3) 4115 Blackhawk Plaza Circle, Suite 100 Danville, California 94506	1,146,161	7.9%
Dimensional Fund Advisors (4) 1299 Ocean Avenue Santa Monica, California 90401	723,330	5.0%
Mitchell Dann (5)(6)(7)	488,357	3.4%
Stryker Warren, Jr. (5)(6)	273,026	1.9%
Daniel J. Starks (5)	90,000	*
Jerry C. Cirino (5)	30,000	*
Sidney W. Emery, Jr. (5)(8)	81,247	*
Guy C. Jackson (5)	58,000	*
William M. Moore (5)(8)(9)	55,780	*
Rebecca J. Weber (6)	6,821	*
Fred B. Parks (6)(10)	625,000	4.2%
Elissa J. Lindsoe (6)(11)	5,000	*
Kirsten Doerfert (6)(12)	18,975	*
All current directors and executive officers as a group (9 persons)	1,123,206	7.6%

*	Indicates ownership of less than one percent.

(1)	Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of October 2, 2008: Mr. Dann, 0 shares; Mr. Warren, 143,026 shares; Mr. Starks, 60,000 shares; Mr. Cirino, 30,000 shares; Mr. Emery, 30,000 shares; Mr. Jackson, 50,000 shares; Mr. Moore 10,000 shares; Ms. Weber, 6,821 shares; Mr. Parks, 525,000 shares; Ms. Lindsoe, 0 shares; Ms. Doerfert, 0 shares; and all current directors and executive officers as a group, 349,847 shares.

(2)	Based upon the Amendment No. 1 to Schedule 13G filed by the shareholder with the Securities and Exchange Commission on August 7, 2008. In the Amendment No. 1 to Schedule 13G, the shareholder states that the Shareholder, an investment advisor, has sole voting power and sole dispositive power over 778,650 shares of the total of 1,454,450 shares of our common stock held by the shareholder’s investment advisory clients.

(3)	Based upon the Amendment No. 1 to Schedule 13D filed by the shareholder with the Securities and Exchange Commission on July 26, 2006. In the Amendment No. 1 to Schedule 13D, the shareholder reports that BlueLine Partners, L.L.C. is the sole general partner of BlueLine Capital Partners, LP and BlueLine Capital Partners II, LP, which hold 1,106,755 shares and 39,406 shares of our common stock, respectively.

(4)	Based upon a Schedule 13G filed by the shareholder with the Securities and Exchange Commission on February 6, 2008. In the Schedule 13G, the shareholder states Dimensional Fund Advisors LP, an investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of these shares held by the Funds. However, all shares of our common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(5)	Director of Urologix.

(6)	Named Executive Officer.

(7)	Includes 10,358 shares owned by the M. Dann & Co. Profit Sharing Plan, of which Mr. Dann is the sole trustee and beneficiary, 40,018 shares held by the Glory Bowl Trust of which the Mr. Dann’s minor child is the beneficiary and Mr. Dann is the sole trustee, and 8,000 shares held by the Norman Dann Charitable Remainder Annuity Trust of which Mr. Dann is the sole trustee and as to which Mr. Dann disclaims beneficial ownership.

(8)	Nominee for election as a director.

(9)	Includes 4,000 shares held by the irrevocable trust of Mr. Moore’s minor child and 1,000 shares held through an account for Mr. Moore’s minor child, of which Mr. Moore and his spouse are trustees and custodians, respectively.

(10)	Information based on Forms 3 and 4 filed with the Securities and Exchange Commission and all shares are jointly owned by Mr. Parks with his spouse. Mr. Parks ceased serving as our Chief Executive Officer effective February 25, 2008 and his employment with Urologix terminated as of May 25, 2008.

(11)	Information based on Forms 3 and 4 filed with the Securities and Exchange Commission. Ms. Lindsoe ceased serving as our Chief Financial Officer effective April 15, 2008 and her employment with Urologix terminated as of May 6, 2008.

(12)	Information based on Forms 3 and 4 filed with the Securities and Exchange Commission. Ms. Doerfert ceased serving as our Senior Vice President and as an employee effective August 1, 2008.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the terms of our current Articles of Incorporation, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the board of directors and newly created directorships can be filled by vote of a majority of the directors then in office.

The terms of Messrs. Emery and Moore expire at this Annual Meeting of Shareholders, which follows our fiscal year 2008. The terms of Messrs. Dann, Starks and Warren expire at the Annual Meeting of Shareholders following fiscal year 2009. The term of Messrs. Jackson and Cirino expire at the Annual Meeting of Shareholders following fiscal year 2010.

Two directors will be elected at this Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2011 or until their respective successors are elected and shall qualify. Upon recommendation of the Governance/Nominating Committee, the board of directors has nominated for election Messrs. Emery and Moore to serve until the Annual Meeting following fiscal year 2011.

It is intended that proxies will be voted for the named nominees. The board of directors believes that the nominees named below will be able to serve, but should either be unable to serve as a director, the persons named in the proxies have advised us that they will vote for the election of such substitute nominee(s) as the board of directors may propose.

The biographical information concerning the nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to us by the nominees and directors.

Information Regarding Nominees

Sidney W. Emery, Jr. (62)	Mr. Emery has served as a director since October 2005. Mr. Emery most recently served as the Chief Executive Officer and President of MTS Systems Corporation (NasdaqGS: MTSC) from March 1998 until his retirement in January 2008. Mr. Emery has also served as the chairman of the board of directors of MTS Systems Corporation from January 1999 until September 2008. From 1985 to 1997, Mr. Emery held various management and executive positions with Honeywell, Inc., a manufacturer of control systems, last serving as Honeywell’s Area Vice President, Western and Southern Europe from 1994 to 1997. Mr. Emery is a director of ALLETE, INC., a diversified energy and real estate company (NYSE: ALE). Mr. Emery is also Chairman of the Board of Governors at the University of St. Thomas School of Engineering.

William M. Moore (50)	Mr. Moore has served as our director since February 25, 2008. Mr. Moore is currently a consultant to various medical device and health care companies and investors in these companies, including BlueLine Partners, L.L.C., a significant shareholder of Urologix. Mr. Moore has served as a general partner of Alpine Partners, a venture capital firm, since March 2003. Mr. Moore was a co-founder and, from 1998 until 2003, Chief Executive Officer of MetaSENSORS Inc. a health care development company. Mr. Moore also serves on the Board of Directors of Criticare Systems, Inc. (Amex: CMD), Iridex Corporation (NasdaqGM: IRIX) and Natus Medical Inc. (NasdaqGM: BABY) a company he co-founded in 1990 and for which he served as its CEO until 1993. Mr. Moore earned his B.S. degree from the University of Utah.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

Directors Serving Continuing Terms

Term Expiring at the Annual Meeting Following Fiscal 2009:

Mitchell Dann (48)	Mr. Dann has served as a director and as our Chairman since February 25, 2008. Mr. Dann also served as our Interim Chief Executive Officer from February 25, 2008 to the appointment of Mr. Warren as the Chief Executive Officer on June 24, 2008. Mr. Dann is a co-founder of Urologix and served as a director from its inception in 1991 until 2005. In 2000, Mr. Dann founded Sapient Capital. Mr. Dann is currently the managing member of Sapient Capital Management, L.L.C., the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Mr. Dann has over 25 years of experience working with medical device companies as an investor, entrepreneur, executive, adviser and board member. Mr. Dann also serves as a member of the board of directors of TranS1 Inc., a publicly-held medical device company (NasdaqGM: TSON). Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Daniel J. Starks (53)	Mr. Starks has served as our director since October 2002. Mr. Starks is the Chairman, President and Chief Executive Officer of St. Jude Medical (NYSE: STJ) and has served in this role since May 2004. From February 2001 to May 2004, Mr. Starks served as St. Jude Medical’s President and Chief Operating Officer. From April 1998 to February 2001, Mr. Starks served as President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Prior to this, Mr. Starks served as President of Daig Corporation and then as the Chief Executive Officer of the Daig Division of St. Jude Medical after its merger into St. Jude Medical in 1996. Mr. Starks has been a Director of St. Jude Medical since 1996.

Stryker Warren, Jr. (58)	Mr. Warren was appointed as our Chief Executive Officer and a director on June 24, 2008. Prior to joining us, Mr. Warren served as President and Chief Executive Officer of Urology Healthcare Group, Inc (doing business as CIMplify, Inc.) from May 1997 through April 2007. Urology Healthcare Group, founded in 1997 as a urology practice management company, provides a portfolio of value-added services for urology practices. Urology Healthcare Group also provides state-of-the-art medical equipment on an as-needed basis. Since May 2007, Mr. Warren has served as a consultant and Chairman and CEO of a start-up healthcare venture, Atlas Health Systems, Inc. Mr. Warren received his Bachelor of Science degree in pharmacy from Oregon State University.

Term Expiring at the annual Meeting Following Fiscal 2010:

Jerry C. Cirino (55)	Mr. Cirino has been our director since January 2006. Mr. Cirino is the CEO of Heartland Information Services and has served in this role since August 2007. From February 2006 to May 2007, Mr. Cirino served as the President and Chief Executive Officer of Imalux Corporation, which designs and manufactures medical imaging equipment and devices based on its proprietary optical coherence tomography technology. From November 2005 to February 2006, Mr. Cirino was retired. From November 2002 to November 2005, Mr. Cirino served as President and Chief Executive Officer of SourceOne Healthcare Technologies, Inc., a distributor of medical imaging systems, equipment, radiographic consumable supplies, and services. From 1999 to November 2002, Mr. Cirino served with Marconi Medical Systems, a medical manufacturing and information systems company, as the Corporate Executive Vice President and member of the board of directors from 1999 to 2002 and the Vice President of Marketing and President of its Global Health Care Products Business from 1996 to 2000.

Guy C. Jackson (65)	Mr. Jackson has been our director since December 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson holds a B.S. degree from The Pennsylvania State University and a MBA from Harvard Business School. He is also a director and chair of the audit committees of Cyberonics, Inc. (NasdaqGM: CYBX), Digi International Inc. (NasdaqGS: DGII), EpiCept Corporation (NasdaqCM: EPCT) and Life Time Fitness, Inc. (NYSE: LTM).

Vote Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing two directors, the two nominees receiving the highest number of votes will be elected.

CORPORATE GOVERNANCE

Board Independence

The board undertook a review of director independence in August 2008. As part of that process, the board reviewed all transactions and relationships between each director (or any member of his immediate family) and Urologix, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the board affirmatively determined that all of the directors, except Mr. Dann, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. Mr. Dann is not independent under the Nasdaq Marketplace Rules because he served as our Interim Chief Executive Officer from February 25, 2008 to June 24, 2008.

Committees of the Board of Directors and Committee Independence

The board of directors has established a Compensation Committee, an Audit Committee and a Governance/Nominating Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other senior management of Urologix. Among its other duties, the Compensation Committee oversees our stock-based compensation plans and cash incentive plans for executive officers, and recommends board compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance. The current members of the Compensation Committee are Messrs. Moore (Chair), Starks and Emery. During fiscal year 2008, the Compensation Committee met nine times and also met in executive session without management present for certain of these meetings.

The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Marketplace Rules, a non-employee director under Securities and Exchange Commission rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available on our website, www.urologix.com, by following the link to “Corporate Governance” in the “Investors” section. A report of the Compensation Committee is set forth below.

Governance/Nominating Committee. The Governance/Nominating Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as our directors, ensuring that the board and governance policies are appropriately structured, reviewing and recommending changes to our governance guidelines, overseeing board and committee evaluations, and reviewing and making recommendations on succession plans for the Chief Executive Officer. The current members of the Governance/Nominating Committee are Messrs. Emery (Chair), Jackson and Moore. During fiscal year 2008, the Governance/Nominating Committee met six times.

The charter of the Governance/Nominating Committee requires that this committee consist of no fewer than two board members who satisfy the “independence” requirements of the Nasdaq Marketplace Rules. Each member of the Governance/Nominating Committee meets these requirements. A copy of the current charter of the Governance/Nominating Committee is available by following the link to “Corporate Governance” in the “Investor” section of our website at www.urologix.com.

Audit Committee. The Audit Committee assists the board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and related filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter adopted by the board of directors. A copy of the current charter of the Audit Committee is available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. Our Audit Committee presently consists of Messrs. Jackson (Chair), Emery and Cirino. During fiscal year 2008, our Audit Committee consisted of Messrs. Jackson (Chair), Starks and Cirino. During fiscal year 2008, the Audit Committee met nine times.

The board of directors has determined that all members of the Audit Committee are “independent” directors under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission. The board of directors also has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. After such review, the board of directors has determined that Mr. Jackson, the chair of the Audit Committee, qualifies an “audit committee financial expert.” A report of the Audit Committee is set forth below.

Director Nominations

The Governance/Nominating Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.13 of our bylaws as described in the section of this Proxy Statement entitled “Shareholder Proposals for Nominees.”

Criteria for Nomination to the Board. The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the board of directors, as the committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and the needs of the board of directors. The Governance/Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•

Background, including high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the board’s ability to manage and direct the affairs and business of Urologix;

•

Commitment, including the willingness to devote adequate time to the work of the board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the board, and the candidate’s qualification as independent and qualification to serve on board committees; and

•

Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the board’s diversity; and Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

The Governance/Nominating Committee also considers such other relevant factors, as it deems appropriate. The committee will consider persons recommended by the shareholders in the same manner as other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the committee makes a recommendation to the full board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2008 Annual Meeting. The Governance/Nominating Committee selected the nominees for this 2008 Annual Meeting in August 2008. Mr. Emery, a nominee for election at this 2008 Annual Meeting, was elected at the 2005 Annual Meeting of Shareholders. Mr. Moore, the other nominee for election at this 2008 Annual Meeting was appointed by the board of directors on February 25, 2008. Mr. Moore was identified and recommended by the Governance/Nominating Committee for appointment as a director. Mr. Moore was a consultant to BlueLine Partners, L.L.C., a shareholder of Urologix, and came to the attention of the Governance/Nominating Committee through his work with BlueLine. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance/Nominating Committee in care of the Secretary of Urologix and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described in our bylaws and under the caption “Shareholder Proposals for 2009 Annual Meeting” below.

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal year 2008, the board of directors met twelve times. Each director in fiscal year 2008 attended at least seventy-five percent of the meetings of the board of directors and board committees on which the director served.

We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all board members to attend shareholder meetings when held in conjunction with a meeting of the board of directors. The 2008 Annual Meeting of Shareholders will not be held in conjunction with a meeting of the board of directors. Two directors attended the 2007 Annual Meeting of Shareholders.

Communications with Directors

Following his service as our Interim Chief Executive Officer, the board designated Mitchell Dann as our lead director. The lead director will act as chair of executive sessions of the board. Shareholders may communicate with the board as a group, the chair of any committee of the board of directors or any individual director by sending an e-mail to lead.director@urologix.com or by directing the communication in care of the lead director, at the address set forth on the front page of this Proxy Statement.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer and principal financial officer. This code of ethics is included in our Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is publicly available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our chief executive officer and senior financial officers or with respect to the required elements of the code of ethics on our website at www.urologix.com by following the “Corporate Governance” link in the “Investor” section.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

This is a report of the Audit Committee of the board of directors of Urologix for the year ended June 30, 2008. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, our independent accountants. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (SAS 61) (Communication with Audit Committees), as amended.

KPMG LLP provided to the Audit Committee the written disclosures and the SAS 61 letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2008, to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

GUY C. JACKSON, CHAIR	JERRY C. CIRINO	DANIEL J. STARKS

EXECUTIVE OFFICERS

Set forth below is biographical and other information on our current executive officers. Information about Stryker Warren, Jr., our Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

Name	Age	Position

Gregory Fluet	39	Executive Vice President and Chief Operating Officer

Rebecca J. Weber	33	Controller and Director of Finance

Mr. Fluet was appointed our Executive Vice President and Chief Operating Officer on July 14, 2008. Mr. Fluet initially joined Urologix as a consultant in February 2008. From May 2002 until his appointment as our Chief Operating Officer, Mr. Fluet worked with Sapient Capital Management, LLC, last serving as an associate and serving as a Board observer, assisting with intellectual property, financial analysis, market research and clinical research. Mr. Fluet graduated from Stanford University with a B.S. in Mechanical Engineering.

Ms. Weber was appointed as our Controller and Director of Finance on April 15, 2008. From May 2006 until her appointment as Controller and Director of Finance, Ms. Weber served as our Manager – Reporting and Controls. From March 2005 to May 2006, served as our Financial Analyst. From December 2002 until March 2005, Ms. Weber was employed by Deluxe Corp., as its Financial Analysis Manager from April 2004 to March 2005 and as its Senior Financial Analyst from December 2002 to April 2004. Ms. Weber also worked for KPMG LLP from September 1997 to December 2002, with increasing levels of responsibility and last serving as an Audit Manager. Ms. Weber graduated from the University of Wisconsin-Madison with a B.S. in Business Administration, emphasis in Accounting.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following is an explanation of compensation during fiscal year 2008 to the following executive officers or former executive officers who are referred to in this proxy statement as the Named Executive Officers:

•	Stryker Warren, Jr., our Chief Executive Officer since June 24, 2008;

•	Mitchell Dann, our Interim Chief Executive Officer from February 25, 2008 to June 24, 2008;

•	Rebecca J. Weber, who was appointed as our Controller and Director of Finance on April 15, 2008 and previously served as our Manager – Reporting and Controls;

•	Fred B. Parks, our former Chief Executive Officer who served in that capacity until February 25, 2008 and who continued as an employee of Urologix until May 25, 2008;

•	Elissa J. Lindsoe, our former Chief Financial Officer who served in that capacity until April 15, 2008 and who continued as an employee of Urologix until May 6, 2008; and

•	Kirsten Doerfert, our Senior Vice President from August 23, 2007 until August 1, 2008.

This section is intended to provide a framework within which to understand the actual compensation awarded to or earned by the Named Executive Officers during fiscal year 2008, as reported in the compensation tables and accompanying narrative sections appearing on pages 22 to 31 of this proxy statement.

For a description of employment, severance and change in control arrangements with the Named Executive Officers, please see “Executive Compensation – Employment and Change In Control Arrangements.”

Role of the Compensation Committee in the Compensation Process

The responsibility of the Compensation Committee is to develop our philosophy and structure for executive compensation, review and approve the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approve and oversee our cash incentive plans, and approve any other performance-based compensation and metrics. The Compensation Committee also oversees our stock-based compensation plans, including our Amended and Restated 1991 Stock Option Plan, and cash incentive plans for executive officers and recommends board compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance.

In carrying out its duties, the Compensation Committee reviews and approves specific compensation programs, including a cash bonus program tied to our financial performance and base salary amounts.

Given the changes in executive management during fiscal year 2008, the Compensation Committee was particularly active. The Compensation Committee oversaw all significant aspects of compensation packages offered to our current executive officers, as well as severance compensation to our former executive officers.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. While the Compensation Committee has used the services of a compensation consultant in the past, it did not do so in determining fiscal year 2008 compensation for the Named Executive Officers. The Compensation Committee may

choose to use the services of a compensation consultant in the future. In determining fiscal year 2008 compensation, the Compensation Committee reviewed certain compensation related information and recommendations from certain members of management, as described below.

Role of Management in the Compensation Process

The Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews to determine the in-service compensation for Named Executive Officers other than the Chief Executive Officer. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers, the amount of potential awards under the cash incentive compensation program, and the awards under our long-term equity program. The Chief Executive Officer also recommends to the Compensation Committee the performance goals under any performance-based compensation program, which for 2008 was the 2008 Cash Bonus Program.

None of the Named Executive Officers, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee. However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

For fiscal year 2008, Mr. Parks, who served as our Chief Executive Officer for part of the year, provided information to the Compensation Committee relating to base salary, performance, the level of participation in the 2008 Cash Bonus Program and stock options awards, and performance goals under the 2008 Cash Bonus Program for those persons serving as executive officers of Urologix while Mr. Parks was the Chief Executive Officer. Mr. Parks did not have any role in determining compensation for Messrs. Dann or Warren or Ms. Weber in connection with her appointment as an executive officer, nor did he have any role in determining severance compensation to Ms. Lindsoe, Ms. Doerfert or himself. With respect to Mr. Parks’ severance compensation, the Compensation Committee, which then consisted of Messrs. Starks and Emery, determined this compensation after negotiations with Mr. Parks. Following Mr. Parks’ departure as our Chief Executive Officer, Mitchell Dann, who was our Interim Chief Executive Officer and Stryker Warren, Jr., our current Chief Executive Officer, provided compensation information to the Compensation Committee and made recommendations to the Compensation Committee regarding executive compensation of the Named Executive Officers (other than himself) during their respective periods of service.

Design of and Payouts Under the 2008 Cash Bonus Program

Our philosophy with respect to the compensation of executive officers is to provide competitive levels of compensation consistent with our annual and long-term performance goals, that recognize individual initiative, and assist us in attracting and retaining qualified executives. We believe that the 2008 Cash Bonus Program, which is described below, is consistent with our philosophy.

On July 23, 2007, the Compensation Committee recommended and the Board of Directors adopted the 2008 Cash Bonus Program and the performance goals under the 2008 Cash Bonus Program for participants in the 2008 Cash Bonus Program. At the time the 2008 Cash Bonus Program was established, the Named Executive Officers that were selected as participants were Fred B. Parks, Elissa J. Lindsoe and Rebecca J Weber. At the time of her hiring on August 23, 2007, Ms. Doerfert became eligible to participate in the 2008 Cash Bonus Program and she began participating in this 2008 Cash Bonus Program in the second quarter of fiscal year 2008. Collectively, Ms. Weber, Mr. Parks, Ms. Lindsoe, and Ms. Doerfert are referred to as “Participants.” Mr. Dann did not participate in the 2008 Cash Bonus Program because of the interim nature of his service to us. Mr. Warren did not participate in the 2008 Cash Bonus Program because of the timing of his hiring relative to the end of the fiscal year.

Under the 2008 Cash Bonus Program, the performance goals consisted of quarterly net earnings before taxes and individual objectives for each of the Participants as determined by the Compensation Committee.

The cash bonus amount relating to the achievement of quarterly net earnings before taxes will be adjusted if the our quarterly financial performance either exceeds or is less than the target level for net earnings before taxes for that quarter, up to an increase or decrease in this component of the total cash bonus amount of up to 50%. Under the 2008 Cash Bonus Program, if quarterly net earnings before taxes do not meet at least the minimum amount set by the Committee for that quarter, the Participants will not earn any bonus relating to our financial performance for such quarter. At the end of each quarter, the Compensation Committee reviews our financial performance and for those Participants with established individual performance goals, the Participant’s performance against the personal objectives to determine eligibility for, and amount of, any cash bonus under the 2008 Cash Bonus Program. While bonus amounts under the 2008 Cash Bonus Program may be earned on a quarterly basis, payouts of the cash bonus will be made following the Compensation Committee’s determinations at the end of each quarter to those Participants who continue to be employed as of the end of the quarter.

The following table shows for each Participant at the time of the adoption of the 2008 Cash Bonus Program or at their initial participation in the 2008 Cash Bonus Program: (1) the percentage of salary at the target level, which assumes achievement in full of individual objectives and, if our financial performance is weighted, achievement by Urologix of the target amount of net earnings before taxes for the quarter; and (2) the weighting between achievement of individual objectives and our achievement of quarterly net earnings before taxes.

Name	Target Bonus Percent of Salary	Weighting between Achievement of
		Individual Objectives	Urologix Financial Performance
Rebecca J. Weber	15	100%	—
Fred B. Parks	50	70%	30%
Elissa J. Lindsoe	40	70%	30%
Kirsten Doerfert	40	70%	30%

In connection with her appointment as an executive officer on April 15, 2008, the Compensation Committee increased Ms. Weber’s target bonus percentage from 15% to 30%, which the Compensation Committee believed was more appropriate to her new position as Controller and Director of Finance. Because of the timing of her appointment, this change only impacted the payout under the 2008 Cash Bonus Program for the fourth quarter of fiscal year 2008.

On April 21, 2008, the Compensation Committee recommended, and the Board of Directors approved, a modification in the performance goals for Rebecca J. Weber and Kirsten Doerfert, the only executive officers who were then participating in the 2008 Cash Bonus Program. On April 21, 2008, the performance goals of Rebecca J. Weber and Kirsten Doerfert were modified such that 100% of the bonus under the 2008 Cash Bonus Program for each of these executive officers depended upon achievement of individual objectives established by the Compensation Committee. The Compensation Committee

modified the performance goals in order to provide the participants in the 2008 Cash Bonus Program a fair incentive for the fourth quarter. The Compensation Committee believed that while it was highly unlikely that performance goal of net earnings before taxes would be achieved for the fourth quarter, achievement of individual objectives would nonetheless benefit our business.

Our performance for the first quarter of fiscal year 2008 was at least the minimum amount of net income before taxes established by the Compensation Committee, but less than the target amount. Therefore, for the first quarter of fiscal year 2008 a portion of the cash bonus to Fred B. Parks and Elissa J. Lindsoe, the only Participants whose objectives included goals relating to both financial performance and individual objectives, was attributable to our financial performance. Of the cash bonuses to Fred B. Parks and Elissa J. Lindsoe for the first quarter of fiscal year 2008, 58.8% of their respective bonus amounts were derived from the financial performance measure of net income before taxes. Our net income before taxes for the second and third quarters of fiscal year 2008 did not result in cash bonuses related to this performance goal. As indicated above, net income before taxes was eliminated as a performance goal under the 2008 Cash Bonus Program for fourth quarter of fiscal year 2008. With respect to the individual objectives, the Participants achieved between 67% and 100% of their respective individual objectives for each quarter, which resulted in cash bonuses related to these performance goals for each quarter of fiscal year 2008.

Under the 2008 Cash Program, the Participants received cash bonuses for fiscal year 2008 in the following amounts:

Name	Cash Bonuses for FY 2008
Rebecca J. Weber (1)	$14,250
Fred B. Parks	$38,399
Elissa J. Lindsoe	$20,757
Kirsten Doerfert (2)	$27,430
TOTAL	$100,836

(1)	Reflects target level of 15% for first, second and third quarters of fiscal year 2008 and target level of 30% for fourth quarter of fiscal year 2008.

(2)	Ms. Doerfert did not receive a cash bonus under the 2008 Cash Bonus Program for the first quarter of fiscal year 2008. Rather, she received a cash bonus of $7,630 that was guaranteed to her at the time of her hiring.

Determination of Compensation to the Interim Chief Executive Officer

In connection with Mr. Dann’s appointment on February 25, 2008, the Compensation Committee recommended, and the Board of Directors approved, Mr. Dann’s compensation as Interim Chief Executive Officer, which was determined through resolution. Under this compensation arrangement, Mr. Dann elected not to receive cash compensation for his service as Interim Chief Executive Officer, but was reimbursed for expenses incurred in connection with his service to us.

Additionally, on February 25, 2008, Mr. Dann was granted a ten-year non-qualified stock option to purchase 40,000 shares of our common stock with an exercise price equal to the fair market value of one share of our common stock as of the date of grant, was vested with respect to 10,000 shares on the date of grant and with respect to the remaining 30,000 shares, vested as to 10,000 shares on the 30, 60 and 90 day anniversaries of the date of grant, provided that Mr. Dann was serving as our Interim Chief Executive Officer as of such vesting dates.

On June 9, 2008, the Board of Directors approved a cash bonus of $30,000 to Mr. Dann for his service our Interim Chief Executive Officer. The Board of Directors also approved a salary for Mr. Dann of $25,000 per month beginning June 9, 2008. The changes in compensation for Mr. Dann were recommended by the Compensation Committee. While Mr. Dann had originally declined to take any cash compensation, the Compensation Committee did not believe this arrangement was equitable given his longer period of service as Interim Chief Executive Officer and therefore, recommended the change. At the time Mr. Warren was hired on June 24, 2008, Mr. Dann ceased receiving salary for services as our Interim Chief Executive Officer.

Determination of Compensation to Stryker Warren, Jr. as Chief Executive Officer

In connection with his appointment as our Chief Executive Officer, we extended Stryker Warren, Jr. an offer letter relating to his employment. See “Executive Compensation – Employment and Change In Control Arrangements” for a description of this offer letter and a letter agreement with Mr. Warren.

The compensation reflected in the offer letter was determined by the Compensation Committee with input from other directors and from SpencerStuart, the executive search consulting firm we engaged. The Compensation Committee also reviewed surveys, reports and other market data against which it measured the market compensation for this position, historical Urologix compensation practices with respect to the Chief Executive Officer position, and compensation of other executive officers.

In determining the compensation to be offered to Mr. Warren, the Compensation Committee considered as a whole each element of compensation, including base salary, equity compensation and participation in our cash bonus program for executive officers. In structuring Mr. Warren’s compensation, the Compensation Committee believed that the emphasis should be on aligning Mr. Warren’s compensation with achievement of our business objectives and increased shareholder value. For this reason, Mr. Warren will participate in our cash bonus program for executive officers. The Compensation Committee established Mr. Warren bonus at the target level of achievement as 40% of his base salary. Additionally, as an inducement to Mr. Warren in lieu of a higher salary or greater potential short-term bonus opportunity, the Compensation Committee recommended that a significant component of Mr. Warren’s compensation be equity compensation. Therefore, in connection with his hiring, Mr. Warren was granted an option to purchase 355,000 shares of common stock and 80,000 shares of restricted stock that vests over four years. The option vests over a four year period according to our standard vesting schedule. The offer letter with Mr. Warren also provides that Mr. Warren must repay costs and expenses associated with temporary housing and relocation if his employment with us ends prior to the one-year anniversary of his start date.

Determination of Severance Compensation

We have entered into a letter agreement relating to severance and change in control benefits with each of Mr. Parks, Ms. Lindsoe and Ms. Doerfert. Our historical practice has been to enter into a standard form of letter agreement with each person appointed by the board of directors as an executive officer. However, in fiscal year 2008, the Compensation Committee determined that the standard form of letter agreement would be amended to eliminate severance pay to an executive officer where there was no change in control. Thus, the letter agreements with Stryker Warren, Jr., our Chief Executive Officer, and with Gregory Fluet, our Executive Vice President and Chief Operating Officer, provide only for post-termination benefits upon a change in control. The Compensation Committee believes that with these amendments Urologix is still able to recruit and retain executive officers, but that Urologix’ post-termination compensation is now more aligned with current market conditions for executive compensation in these circumstances.

The Compensation Committee believes that change in control arrangements for the executive officers aid in the recruitment and retention of executive officers and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee noted that the change in control benefits under the letter agreements are only payable upon the occurrence of both a change in control and the termination of employment without cause or for good reason. The Compensation Committee further noted that the amount of the payments (100% of base salary with target bonus) are reasonable in that they provide some degree of financial security, but are not so lucrative that they would be expected to impair the objectivity of the executive officers.

With respect to Mr. Parks, Ms. Lindsoe and Ms. Doerfert, we entered into separate letter agreements with each former executive officer relating to the termination of their respective employment with us (the “Severance Letters”). In general, the Severance Letters superseded the letter agreement relating to severance and change in control benefits (the “Prior Agreements”). See “Executive Compensation – Employment and Change in Control Arrangements” in this proxy statement for a discussion of the terms of the Severance Letters.

In determining the amount of severance and other benefits under each of the Severance Letters, the Compensation Committee considered the amounts otherwise payable to Mr. Parks, Ms. Lindsoe and Ms. Doerfert under the Prior Agreements., as well as the financial situation of Urologix at the time of their respective departure.

Under the Prior Agreement with Mr. Parks, he would have been entitled to severance equal to his base salary and to continue health, dental and life insurance coverage for the earlier of twelve months or until he secures other employment in the case of a termination of Mr. Parks’ employment relationship without cause. We would also be obligated to continue and pay the employee portion of health, dental and life insurance coverage for the earlier of twelve months or until Mr. Parks secures other employment. Under his Severance Letter, we agreed to continue Mr. Parks’ employment until May 25, 2008 in order to secure Mr. Parks’ availability for transition services and to provide for an orderly transition to Mr. Dann as the Interim Chief Executive Officer. Further, we negotiated a change in the payout of Mr. Parks’ severance such that Mr. Parks would receive two-thirds of his base pay for an 18 month period. This provision of the Severance Letter resulted in the same dollar amount payout to Mr. Parks, but permitted us to pay such amounts over a longer period of time to that we could better manage its cash flow during this time. In consideration of this change in the payout terms, we extended the exercisability of Mr. Parks’ options, which would have expired by their terms 30 days from his last day of employment. The options were extended to earlier of November 26, 2009 or the expiration date of such options, which would permit the options to be exercisable over the 18 month severance period. We also agreed to continue health, dental and life insurance coverage for the earlier of eighteen months or until Mr. Parks secures other employment. The Compensation Committee believed that additional six months of insurance coverage and the potential value Mr. Parks could realize from the options, as extended, would be reasonable in exchange for our ability to extend the severance payments over an additional six month period.

Under the Prior Agreement with Ms. Lindsoe, if her employment were terminated without cause, we would continue Ms. Lindsoe’s base salary (excluding bonus) in accordance with our regular payroll practices for a period of six months or until she has secured alternative employment, whichever occurred first. If Ms. Lindsoe resigned or her employment were terminated by us for cause or her employment were terminated as a result of death or disability, Ms. Lindsoe would receive all accrued but unpaid base salary amounts as of the date of termination of employment, but she would not receive any other severance amounts. The Compensation Committee views the Severance Letter with Ms. Lindsoe as resulting in approximately the same six months of severance expense to us as if a termination without cause had occurred under the Prior Agreement.

Under the Prior Agreement for Ms. Doerfert, if Ms. Doerfert’s employment were terminated by us without cause, we would be obligated to continue her base salary (excluding bonus) in accordance with our regular payroll practices for a period of six months or until she has secured alternative employment, whichever occurred first. If Ms. Doerfert resigned or her employment were terminated by us for cause or her employment were terminated as a result of death or disability, Ms. Doerfert would receive all accrued but unpaid base salary amounts as of the date of termination of employment, but she would not receive any other severance amounts. The Compensation Committee views the Severance Letter with Ms. Doerfert as resulting in the same six months of severance expense to us as if a termination without cause had occurred under the Prior Agreement.

Long-Term Equity Compensation

The long-term equity component of executive compensation is provided primarily through stock options that are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential.

The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options are awarded at an exercise price equal to the fair market value on the date of grant and these options generally vest over a four-year period. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans.

In fiscal year 2008, the Compensation Committee granted stock options to purchase an aggregate of 871,000 shares of Urologix’ common stock. Of these options granted in fiscal year 2008, options to purchase 523,000 shares were awarded to individuals who were Named Executive Officers on the grant date. Included within the options to purchase 523,000 shares granted to Named Executive Officers is a grant of an option to purchase 355,000 shares to Stryker Warren, Jr. made in connection with his appointment as our Chief Executive Officer on June 24, 2008.

In connection with her appointment as our Controller and Director of Finance on April 15, 2008, Ms. Weber was granted a stock option to purchase 28,000 shares of our common stock. The Compensation Committee believes that this option grant to Ms. Weber was a proper inducement to accept this executive officer position, as well as provides long-term incentives for achievement over the ten-year term of the option and to remain employed with us over the four-year vesting schedule of the option. For the same reasons, the Compensation Committee granted Ms. Doerfert an option to purchase 50,000 shares of our common stock in connection with her appointment as an executive officer on August 23, 2007. This option expired by its terms 30 days from August 1, 2008, the date of termination of Ms. Doerfert’s employment, and no shares were vested as of the date of termination. Ms. Weber was also granted an option to purchase 17,000 shares on August 14, 2008 in recognition of her fiscal year 2008 performance.

The Compensation Committee did not grant stock options to Ms. Lindsoe or Mr. Parks for fiscal year 2008 performance.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during fiscal year 2008 for: (i) Fred B. Parks, who served as our Chief Executive Officer in that portion of fiscal year 2008 from July 1, 2007 to February 25, 2008; (ii) Mitchell Dann, who served as our Interim Chief Financial Officer from February 25, 2008 to June 24, 2008; (iii) Stryker Warren, Jr. who has served as our Chief Executive Officer since June 24, 2008; (iv) Elissa J. Lindsoe, who served as our Chief Financial Officer in that portion of fiscal year 2008 from July 1, 2007 to April 15, 2008; (v) Rebecca J. Weber, who was appointed as our Controller and Director of Finance on April 15, 2008 after serving as our Manager – Reporting and Controls, a non-executive officer position; (vi) Kirsten Doerfert, who served as our Senior Vice President from August 23, 2007 until August 1, 2008, which encompassed part of fiscal year 2008. Ms. Doerfert who is the only other executive officer of Urologix whose total compensation during fiscal year 2008 was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings. These persons are together referred to as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen-sation ($)(3)	All Other Compen- sation ($) (4)	Total ($)
Stryker Warren (5) Chief Executive Officer	2008	$5,769	—	$286	$882	—	$893	$7,830
Mitchell Dann (6) Interim Chief Executive Officer	2008	$13,846	$30,000	—	$12,000	—	—	$55,846
Rebecca J. Weber (7) Controller and Dir. of Finance	2008	$94,026	—	—	$3,818	$14,250	—	$112,094
Fred B. Parks (8)	2008	$287,423	—	—	$4,500	$38,399	$82,451	$412,773
Chief Executive Officer	2007	$318,000	—	—	$269,349	—	$12,000	$599,349
Elissa J. Lindsoe (9)	2008	$121,231	—	—	$22,839	$20,757	$39,255	$204,082
Chief Financial Officer	2007	$132,231	$10,000	—	$9,554	—	—	$151,785
Kirsten Doerfert (10)	2008	$154,385	$7,630	—	$6,889	$19,800	—	$188,704

(1)	For Mr. Dann and Ms. Lindsoe, represents a discretionary cash bonus approved by the Compensation Committee. For Ms. Doerfert, amount represents a guaranteed quarterly bonus amount.

(2)	Values expressed represent the actual compensation cost recognized by our company during fiscal 2008 for equity awards granted in 2008 and previous years as determined pursuant to Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”) utilizing the assumptions discussed in Note 3, “Stock-Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008.

(3)	Represents bonuses paid to the named Executive Officers under our 2008 Cash Bonus Plan, which are reported for the year in which the related services were performed. See the section of this proxy statement entitled “Summary of Executive Compensation – Design of and Payouts Under the 2008 Cash Bonus Program.”

(4)	Amounts for Mr. Warren represent costs and expenses reimbursed to Mr. Warren for temporary housing and relocation. For Mr. Parks, amounts represent $1,000 per month for cellular telephone usage and an automobile allowance, $21,200 in severance, $48,923 as a lump sum payment of accrued time off, and $1,328 representing payment by Urologix of the employee portion of continuing health insurance coverage. For Ms. Lindsoe represents $28,500 in severance payments, $9,701 as a lump sum payment of accrued time off, and $1,054 representing payment by Urologix of the employee portion of continuing health insurance coverage.

(5)	Mr. Warren began serving as our Chief Executive Officer effective June 24, 2008 and therefore, salary amounts represent a partial year.

(6)	On June 9, 2008, the Board of Directors approved a salary to Mr. Dann of $25,000 per month beginning June 9, 2008. For the compensation to Mr. Dann for his service as a director of Urologix, see “Director Compensation.”

(7)	Ms. Weber began serving as an executive officer of Urologix on April 15, 2008. Amounts presented include compensation in all capacities for fiscal year 2008.

(8)	Mr. Parks ceased serving as our Chief Executive Officer effective February 25, 2008 and as an employee effective May 25, 2008. The amount presented as salary includes salary in all capacities for the partial year.

(9)	Ms. Lindsoe ceased serving as our Chief Financial Officer effective April 15, 2008 and as an employee effective May 6, 2008. The amount presented as salary includes salary in all capacities for the partial year.

(10)	Ms. Doerfert served as an executive officer of Urologix from to August 23, 2007 until August 1, 2008 and therefore, salary amounts represent a partial year.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2008.

Estimated Future Payouts

Under Non-Equity Incentive

Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Other Stock Awards: Number of Shares of Stock (#) (2)	Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Mitchell Dann (5)	02/25/08	—	—	—	—	40,000	$0.78	$12,000
Stryker Warren, Jr.	06/24/08	—	—	—	—	355,000	$1.79	$183,455
Stryker Warren, Jr.	06/24/08	—	—	—	80,000	—	—	$101,373
Rebecca J. Weber	07/23/07	$6,675	$13,350	$20,025	—	—	—	—
Rebecca J. Weber	07/23/07	—	—	—	—	5,000	$2.70	$4,424
Rebecca J. Weber (6)	04/15/08	$8,738	$17,475	$26,213	—	—	—	—
Rebecca J. Weber	04/15/08	—	—	—	—	28,000	$0.87	$6,739
Rebecca J. Weber (7)	04/21/08	$8,738	$17,475	$26,213	—	—	—	—
Fred B. Parks	07/23/07	$79,500	$159,000	$238,500	—	—	—	—
Elissa J. Lindsoe	07/23/07	$37,500	$75,000	$112,500	—	—	—	—
Elissa J. Lindsoe	07/23/07	—	—	—	—	50,000	$2.70	$44,244
Kirsten Doerfert (8)	08/23/07	$27,000	$54,000	$81,000	—	—	—	—
Kirsten Doerfert	08/23/07	—	—	—	—	50,000	$2.09	$32,564
Kirsten Doerfert (7)(8)	04/21/08	27,000	54,000	81,000	—	—	—	—

(1)	Represents bonuses that may have been earned by the Named Executive Officers under our 2008 Cash Bonus Program. See the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation” for amounts actually paid. For explanation of the 2008 Cash Bonus Program, refer to the description under the heading of Summary of Executive Compensation entitled “Design of and Payouts Under the 2008 Cash Bonus Program.”

(2)	Restrictions on these shares of restricted stock lapse as to 25% of the shares on each of the first four anniversaries of the date of grant.

(3)

Except with respect to the option to Mr. Dann, options vest and become exercisable with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and thereafter vests with respect to 1/36th of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. Option to Mr. Dann vested immediately with respect to 10,000 shares and vests with respect to 10,000 shares on the 30, 60 and 90 day anniversary of the date of grant provided that Mr. Dann was serving as the Interim Chief Executive officer as of such vesting date.

(4)	Values expressed represent fair value of the award as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note 3, “Stock-Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008.

(5)	Does not include stock option granted to Mr. Dann in connection with his appointment as a director of Urologix. For the compensation to Mr. Dann for his service as a director of Urologix, see “Director Compensation.”

(6)	Represents an increase in the bonus to which Ms. Weber would be entitled at the target level of achievement from 15% to 30% made in connection with her appointment on April 15, 2008 as our Controller and Director of Finance.

(7)	Represents a modification in the performance goals under the 2008 Cash Bonus Program such that 100% of the Named Executive Officer’s bonus depended upon achievement of individual objectives established by the Compensation Committee.

(8)	Represents eligible bonus amounts for only three quarters of participation during fiscal year 2008.

Outstanding Equity Awards At Fiscal Year-End – Options

The following table sets forth certain information concerning option awards outstanding to the Named Executive Officers at June 30, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
Stryker Warren, Jr.	0	355,000	1.79	06/24/2018
Mitchell Dann	—	—	—	—
Rebecca J. Weber	0	28,000	0.87	04/15/2018
Rebecca J. Weber	0	5,000	2.70	07/23/2017
Rebecca J. Weber	2,396	2,604	2.75	07/24/2016
Rebecca J. Weber	1,979	521	4.22	04/21/2015
Fred B. Parks	300,000	0	4.47	09/29/2013
Fred B. Parks	225,000	0	2.75	05/23/2013
Elissa J. Lindsoe	—	—	—	—
Kirsten Doerfert	—	50,000	2.09	08/23/2017

(1)

Options vest and become exercisable with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and thereafter vests with respect to 1/36th of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. In the case of the option issued to Mr. Warren, the option will, to the greatest extent possible, be issued as an incentive stock option under Code Section 422 with the remainder, if any, as a non-qualified stock option. The non-qualified portion of the option will be immediately exercisable. If such non-qualified portion is exercised before the vesting date, we will issue shares of restricted common stock subject to forfeiture until the vesting date of the option and subject to repurchase by us at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture. For this option issued to Mr. Warren, the number of shares underlying unexercised options exercisable represents shares that are both vested and exercisable.

(2)	The expiration date of each option is the ten-year anniversary of the date of grant of such option.

Outstanding Equity Awards At Fiscal Year-End – Stock Awards

The following table sets forth certain information concerning stock awards outstanding to the Named Executive Officers at June 30, 2008.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested Unexercisable (2)($)
Stryker Warren, Jr.	80,000	$141,600

(1)	Restrictions lapse as to 25% of the shares on each of the first four anniversaries of the date of grant.

(2)	Value is based on the fair market value of our common stock on June 30, 2008, which was $1.77 per share.

2008 Option Exercises and Stock Vested

During fiscal 2008, none of the Named Executive Officers exercised any stock options held by them except as follows:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mitchell Dann	50,000	$29,000

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Employment and Change In Control Arrangements

We have entered into letter agreements with Messrs. Warren and Fluet, each of whom currently serves as an executive officer, relating to change in control benefits. A description of these letter agreements may be found below. Each of the letter agreements incorporates the following definitions of “change in control,” “cause” and “good reason” where “you” refers to the executive officer party to the letter agreement.

Defined Term	Definition
Cause

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Change in Control

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix’ then outstanding securities;

(ii) there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(iii) Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

Good Reason

Good Reason shall mean, without your express written consent, any of the following:

(i) the assignment to you of any duties inconsistent with your status or position as [an officer] of Urologix or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by Urologix of your annual base salary in effect immediately prior to a Change in Control;

Defined Term	Definition

(iii) the relocation of Urologix’ principal executive offices to a location outside of the Minneapolis metropolitan area or requiring you to be based anywhere other than Urologix’ principal executive offices, except for required travel for Urologix business to any extent substantially consistent with your prior business obligations;

(iv) the failure by Urologix to continue to provide you with benefits at least as favorable to those enjoyed by you under Urologix plans which you participated in at the time of the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive you of any benefit enjoyed at the time of the Change in Control, or the failure to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; provided, however, Urologix may amend any such program so long as such amendments do not reduce any benefits to which you would be entitled upon termination;

(v) the failure of Urologix to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement.

Additionally, our Amended and Restated 1991 Stock Option Plan provides that upon a change of control, as defined in the plan, each outstanding stock option will become exercisable in full as to all of the shares covered thereby without regard to any installment exercise or vesting provisions. For the purposes of the Amended and Restated 1991 Stock Option Plan, “change of control” means any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Urologix representing 50% or more of the combined voting power of Urologix’ then outstanding securities and is required to file a Schedule 13D under the Exchange Act; or

•

the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on August 13, 1997 and any individual who subsequently becomes a member of the Board of Directors whose election or nomination for election by Urologix’ shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

•

all or substantially all of the assets of Urologix are sold, leased, exchanged or otherwise transferred and immediately thereafter, there is no substantial continuity of ownership with respect to Urologix and the entity to which such assets have been transferred.

In estimating the benefits payable to the Named Executive Officers upon a change in control, we assume that a transaction constituting a “change in control” under their respective letter agreements would also constitute a “change of control” under the Amended and Restated 1991 Stock Option Plan.

Agreements and Arrangements with Mitchell Dann, Rebecca J. Weber and Stryker Warren, Jr.

In connection with Mr. Dann’s appointment as our Interim Chief Executive Officer, the Board of Directors approved Mr. Dann’s compensation as Interim Chief Executive Officer, which was determined through resolution. Under this compensation arrangement, Mr. Dann elected not to receive cash compensation for his service as Interim Chief Executive Officer, but was reimbursed for expenses incurred in connection with his service to us. In addition, on the date of his appointment, Mr. Dann received a ten-year non-qualified stock option to purchase 40,000 shares of our common stock. The option has an exercise price equal to the fair market value of one share of our common stock as of the date of grant, vested with respect to 10,000 shares on the date of grant and with respect to the remaining 30,000 shares, vested as to 10,000 shares on the 30, 60 and 90 day anniversaries of the date of grant, provided that Mr. Dann was serving as our Interim Chief Executive Officer as of such vesting dates.

On June 9, 2008, the Board of Directors approved a cash bonus of $30,000 to Mitchell Dann for his service as our Interim Chief Executive Officer. The Board of Directors also approved a salary for Mr. Dann of $25,000 per month beginning June 9, 2008. Mr. Dann ceased serving as our Interim Chief Executive Officer concurrently with the appointment of Mr. Warren as our Chief Executive Officer on June 24, 2008.

Effective April 15, 2008, the Board of Directors appointed Rebecca J. Weber as our Controller and Director of Finance. In this position, Ms. Weber serves as our principal financial officer and principal accounting officer. At the time of her appointment, Ms. Weber’s annual base salary was set at $125,000 and Ms. Weber is entitled to participate in our cash bonus program for executive officers. Under the 2008 Cash Bonus Plan, she was entitled to a target bonus of 30% of her actual annual base salary upon achievement of goals established by the Compensation Committee with respect to our 2008 fiscal year. On the date of her appointment, Ms. Weber also received a ten-year non-qualified stock option to purchase 28,000 shares of our common stock. The option has an exercise price equal to the fair market value of one share of our common stock as of the grant date and vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. Ms. Weber had previously entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition. We do not have any agreement or other arrangement with Ms. Weber relating to post-termination compensation and her employment is “at will.”

On June 24, 2008, we entered into an offer letter agreement with Stryker Warren, Jr. in which he agreed to serve as our Chief Executive Officer. Under the terms of the offer letter, Mr. Warren will receive annual base compensation of $300,000, payable according to our regular payroll practices. Mr. Warren will also participate in the cash bonus program for executive officers and will be entitled to bonus of 40% of his base salary at the target level of achievement of corporate goals established by the Compensation Committee with respect to our 2009 fiscal year. The offer letter further provides that Mr. Warren will be reimbursed for a maximum of $35,000 in costs and expenses associated with temporary housing and relocation. However, Mr. Warren is required to reimburse us for these amounts if his employment with us ends prior to the one-year anniversary of his start date. Mr. Warren will also participate in health, dental and life insurance benefit plans on the same basis as our other employees.

Pursuant to the offer letter, Mr. Warren was granted an option on June 24, 2008 to purchase 355,000 shares of our common stock. The option has an exercise price equal to the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. The option will, to the greatest extent possible, be issued as an incentive stock option with the remainder, if any, issued as a non-qualified stock option. The non-qualified option will be immediately exercisable. If such non-qualified option is exercised before the vesting date, we will issue Mr. Warren shares of restricted common stock subject to forfeiture until the vesting date of the corresponding option and subject to repurchase by us at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture. Mr. Warren was also granted 80,000 shares of common stock that are restricted stock with the restrictions lapsing as to 25% of the shares on each of the first four anniversaries of the date of grant.

In connection with his employment, Mr. Warren entered into a letter agreement relating to change in control benefits. Under this letter agreement, if a Change in Control occurs and Mr. Warren’s employment is terminated without Cause, or by Mr. Warren for Good Reason, within twelve months of a Change in Control, we will pay Mr. Warren a severance payment in cash in a single sum within sixty days of the date of termination equal to 150% of the sum of his annual target compensation (base salary and bonus) in effect on such date. Except with respect to this letter agreement, Mr. Warren’s employment with us is “at will.” Mr. Warren also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition.

All of the foregoing compensation determinations and arrangements were recommended or approved by the Compensation Committee. In addition, all stock option grants or restricted stock grants were made under our Amended and Restated 1991 Stock Option Plan.

Post-Termination Benefits to Fred B. Parks, Elissa J. Lindsoe and Kirsten Doerfert

From time to time, we have entered into a form of letter agreement with our executive officers regarding severance and change in control arrangements. With respect to Mr. Parks, Ms. Lindsoe and Ms. Doerfert, we entered into separate letter agreements with each former executive officer relating to the termination of their respective employment.

We entered into a letter agreement dated February 22, 2008 with Fred B. Parks that became effective February 25, 2008. Pursuant to the letter agreement, Mr. Parks resigned as our Chief Executive Officer, Chairman of the Board of Directors, and a director as of February 25, 2008. From February 26, 2008 to May 25, 2008, Mr. Parks continued as an employee of Urologix at his regular base salary, but was not an “executive officer” of Urologix. On May 25, 2008, Mr. Parks’ employment with Urologix terminated. Following termination of his employment, Mr. Parks received two-thirds of his base pay for an 18 month period and COBRA coverage beginning on June 1, 2008 for a period of up to 18 months. Under the letter agreement, we also agreed to make a lump sum payment to Mr. Parks of accrued unused time off with the first payroll following May 25, 2008. Further, under the letter agreement, Mr. Parks’ vested options as of May 25, 2008 will continue to be exercisable until the earlier of November 26, 2009 or the expiration date of such options. The letter agreement superseded that certain employment letter agreement dated September 29, 2003, as amended July 19, 2004 between Mr. Parks and Urologix, except that certain obligations relating to assignment of inventions, confidential information and non-competition will continue. The letter agreement also contains general releases in favor of Urologix.

We entered into a letter agreement dated April 15, 2008 with Elissa J. Lindsoe pursuant to which, Ms. Lindsoe resigned as our Chief Financial Officer and as our principal financial officer and principal accounting officer as of April 15, 2008. Under the letter agreement, Ms. Lindsoe’s employment will terminate as of May 6, 2008. Beginning May 7, 2008, Urologix will pay Ms. Lindsoe severance by continuing her base salary (excluding bonus) in accordance with Urologix’s regular payroll practices for a period that will end the earliest of November 7, 2008; the date on which Ms. Lindsoe secures certain other employment; the date on which Ms. Lindsoe breaches any provision of the letter agreement or an agreement between us and Ms. Lindsoe relating to assignment of inventions, confidential information and non-competition; or the date on which the aggregate amount paid in severance and the employer portion of the cost of COBRA continuation coverage equals $95,000. We also will pay the employer portion of COBRA continuation coverage during this severance period. Additionally, Ms. Lindsoe will receive a single lump-sum payment equal to any accrued unused paid time off. The letter agreement does not amend any provision of stock options held by Ms. Lindsoe. The letter agreement supersedes that certain Employment letter agreement dated September 29, 2006 between Ms. Lindsoe and Urologix, except that certain obligations of Ms. Lindsoe relating to assignment of inventions, confidential information and non-competition will continue. The letter agreement also contains general releases in favor of Urologix.

Effective August 1, 2008, we entered into a letter agreement with Kirsten Doerfert regarding Ms. Doerfert’s separation from employment with us effective August 1, 2008. Under the letter agreement, Ms. Doerfert resigned from her position as our Senior Vice President effective as of August 1, 2008. Urologix will pay Ms. Doerfert severance by continuing her base salary (excluding bonus) in accordance with Urologix’ regular payroll practices for a period that will end the earliest of February 1, 2009 or the date on which Ms. Doerfert commences other employment. If Ms. Doerfert fails to notify us when she begins new employment, Ms. Doerfert is obligated to repay all severance amounts after August 1, 2008, regardless of her actual date of employment. Ms. Doerfert also will receive a single lump-sum payment equal to any accrued unused paid time off. Additionally, we will pay Ms. Doerfert a bonus under the 2008 cash bonus program that was adopted in July 2007 in respect of her achievement of individual objectives in the fourth quarter of fiscal year 2008 if such bonus is approved by our Board of Directors. The letter agreement does not amend any provision of stock options held by Ms. Doerfert. The letter agreement supersedes that certain letter agreement related to severance and change in control matters dated August 20, 2007 between Ms. Doerfert and Urologix. However, Ms. Doerfert’s obligations under the agreement regarding employment, inventions, confidential information and non-competition dated August 21, 2007 will continue. The letter agreement also contains general releases in favor of Urologix.

Agreements with Other Executive Officers

We have also entered into letter agreements dated July 14, 2008 with Gregory Fluet, our Executive Vice President and Chief Operating Officer, regarding employment and change in control arrangements. Under the terms of an offer letter, Mr. Fluet will receive annual base compensation of $150,000, payable according to our regular payroll practices. Mr. Fluet will also participate in our cash bonus program for executive officers. With respect to our fiscal year 2009, he will be entitled to bonus of 30% of his base salary at the target level of achievement of corporate goals established by the Compensation Committee. The offer letter further provides that Mr. Fluet will be reimbursed for a maximum of $25,000 in costs and expenses associated with temporary housing and relocation. However, Mr. Fluet is required to reimburse us for these amounts if his employment with us ends prior to the one-year anniversary of his start date. Mr. Fluet will also participate in our health, dental and life insurance benefit plans on the same basis as our other employees.

Pursuant to the offer letter, Mr. Fluet was granted an incentive stock option on July 14, 2008 to purchase 75,000 shares of our common stock. The option has an exercise price equal to the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

In connection with his employment, Mr. Fluet entered into a letter agreement relating to change in control benefits. Under this letter agreement, if a Change in Control occurs and Mr. Fluet’s employment is terminated without Cause, or by Mr. Fluet for Good Reason, within twelve months of a Change in Control, we will pay Mr. Fluet a severance payment in cash in a single sum within sixty days of the date of termination equal to 100% of the sum of his annual target compensation (base salary and bonus) in effect on such date. Except with respect to this letter agreement, Mr. Fluet’s employment with Urologix is “at will.” Mr. Fluet also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition.

Equity Granting Process

Stock awards to our executive officers and senior management are typically granted annually in conjunction with the review of the individual performance of our executive officers. This review takes place at the regularly scheduled meeting of the Compensation Committee in July. Stock options are also granted in connection with the hiring of new employees, with the option grant effective as of the date of approval by the Compensation Committee. These regular grants of stock options are approved in advance by the Compensation Committee. The new hire grants are either approved in advance or subsequent to the first day of employment. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our Amended and Restated 1991 Stock Option Plan.

Under the terms of our Amended and Restated 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares of our common stock at a price equal to fair market value on the date of the annual meeting. The options are immediately exercisable as of the date of the annual meeting, which is the date of grant, and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of Urologix.

Under the Amended and Restated 1991 Stock Option Plan, the board may delegate to our executive officers the authority to grant options to persons who are not our executive officers. In the past fiscal year, the board of directors did not exercise this delegation authority.

Our policy is that the exercise price of all stock options and restricted stock grants is set at the closing price of our common stock as reported by The Nasdaq Stock Market as of the date of grant, which is the date of the action by the Compensation Committee or board of directors selecting an award recipient, determining the number of shares to be awarded under the option, and establishing all other material terms of the stock option.

DIRECTOR COMPENSATION

Our non-employee directors received the following amounts for board and committee service in fiscal year 2008: $1,500 per board meeting and $750 per committee meeting. In addition, each chair of a committee received an annual retainer of $5,000 and the lead director, if not a committee chair, also received an annual retainer of $5,000. Each director is also reimbursed for expenses associated with attending board of directors meetings. Daniel J. Starks served as our lead director in fiscal year 2008 and effective August 14, 2008, the Board of Directors appointed Mitchell Dann as the lead director. For fiscal year 2008, Guy C. Jackson, Sidney W. Emery, Jr. and Daniel J. Starks served as the chairs of the Audit Committee, the Governance/Nominating Committee and the Compensation Committee, respectively.

Under the terms of our Amended and Restated 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares of our common stock at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of Urologix.

Effective August 14, 2008, the Board of Directors approved the payment of an annual retainer of $15,000 to the Chairman of the Board of Directors. Additionally, on August 14, 2008, the Chairman was granted an option to purchase 30,000 shares of our common stock. This one-time stock option grant was to recognize the Chairman’s ongoing assistance to our Chief Executive Officer during the transition period since his appointment in June 2008. Both the annual retainer and stock option grant were recommended by the Compensation Committee.

The following table shows for fiscal year 2008, the cash and other compensation earned by each of our current directors:

Name	Fees Earned in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Mitchell Dann	1,500	3,000	—	4,500
Jerry C. Cirino	22,500	6,700	—	29,200
Sidney W. Emery, Jr.	30,500	6,700	—	37,200
Guy C. Jackson	33,500	6,700	—	40,200
William M. Moore	6,750	3,000	—	9,750
Daniel J. Starks	36,500	6,700	—	43,200

(1)	Represents cash retainer and meeting fees earned in fiscal year 2008 as described above.

(2)	Values expressed represent the actual compensation cost recognized by our company during fiscal 2007 for equity awards granted in 2007 as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note 3, “Stock-Based Compensation” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007.

The aggregate number of stock options outstanding at June 30, 2008 held by directors was: Mr. Dann, 0 shares; Mr. Cirino, 30,000 shares; Mr. Emery, 30,000 shares; Mr. Jackson, 50,000 shares; Mr. Moore, 10,000 shares; and Mr. Starks, 60,000 shares.

Fred B. Parks, a former director, received no cash or equity compensation for board service during fiscal year 2008. The aggregate number of stock options outstanding at June 30, 2008 held by Mr. Parks was 355,000.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2008, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct of indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in September 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers or director compensation to be reported in our proxy statement,

•	payment of ordinary expenses and business reimbursements;

•	transactions with related companies in which the dollar amount does not exceed $100,000 or 2% of the other company’s total revenues;

•	charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts;

•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;

•	transactions in which our shareholders receive proportional benefits; and

•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;

•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the related party transaction is material to us;

•	the role the related party has played in arranging the transaction;

•	the structure of the related party transaction;

•	the interests of all related parties in the transaction;

•	the extent of the related party’s interest in the transaction; and

•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

To our knowledge, our directors, officers and owners of 10% or more of our common stock timely filed all required Section 16(a) reports during the fiscal year ended June 30, 2008.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2009, and to perform other appropriate audit-related services. In the event the appointment of KPMG LLP should not be ratified and approved by the shareholders, the board of directors will make another appointment to be effective at the earliest feasible time.

The affirmative vote of the holders of a majority of the shares of common stock represented at this Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent auditors, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPOINTMENT OF KPMG

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

KPMG LLP, independent certified public accountants, served as our independent registered public accounting firm for the fiscal year ended June 30, 2008. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending June 30, 2009.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended June 30, 2008 and June 30, 2007, which totaled $343,944 and $254,356, respectively.

Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our quarterly reports on Forms 10-Q, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended June 30, 2008 and June 30, 2007 totaled $284,044 and $222,956, respectively.

Audit-Related Fees. There were $59,900 and $0 of fees billed to us for professional services for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported above under “Audit Fees” for the fiscal years ended June 30, 2008 and June 30, 2007, respectively.

Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning for the fiscal year ended June 30, 2008 and June 30, 2007 totaled $0 and $31,400, respectively.

All Other Fees. For the fiscal year ended June 30, 2008 and June 30, 2007, there were no fees billed to us by KPMG LLP for professional services or products not previously disclosed.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2008 were pre-approved by the Audit Committee or a member of the committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2009 Annual Meeting of Shareholders is expected to be held on or about November 4, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about October 4, 2009. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before June 6, 2009.

Pursuant to our Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner. To be timely under our Bylaws, the notice must be given by such shareholder to the Secretary of Urologix not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Director Nominations” and in our Bylaws. In addition, if we receive notice of a shareholder proposal less than 45 days before the date on which we first mailed our materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board of directors for our 2009 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

An Annual Report of Urologix, Inc. setting forth our activities and containing our financial statements for the fiscal year ended June 30, 2008 accompanies this Notice of Annual Meeting and proxy statement.

OTHER BUSINESS

Shareholders may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Controller, or by calling us at (763) 475-1400.

By the Order of the Board of Directors,

Mitchell Dann, Chairman

UROLOGIX, INC.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders

November 11, 2008

Radisson Hotel and Conference Center – Plymouth, MN

10:30 a.m.

The undersigned hereby appoints Stryker Warren, Jr. or Rebecca J. Weber, or either of them, as attorneys and proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at 10:30 a.m., local time, on November 11, 2008, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned at the close of business on October 2, 2008 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

Please mark this proxy as indicated on the reverse side to vote on any item.

(Continued, and to be completed and signed, on the reverse side.)

Please return promptly in the enclosed envelope that requires no postage if mailed within the United States.

Please return promptly in the enclosed envelope that requires no postage if mailed within the United States.

ò    Please detach here    ò

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW AND “FOR” EACH OTHER PROPOSAL:

1.	Election of director:	01	Sidney W. Emery, Jr.	02	William M. Moore	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.	Approval of appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending June 30, 2009.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To act upon such other matters as may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR EACH OTHER PROPOSAL.

Address Change? Mark Box ☐ and Indicate changes below:
Date , 2008

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.